Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 9, 2023 relating to the financial statements of Kemper Corporation and the effectiveness of Kemper Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kemper Corporation for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 13, 2023